Exhibit 99.1

KAYDON CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 29, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$52,009	$225,214
Accounts receivable, net	93,391	78,441
Inventories, net	108,096	110,206
Other current assets	17,040	16,701

Total current assets	270,536	430,562

Property, plant and equipment, net	120,408	168,946

Assets held for sale	6,531	—
Goodwill, net	190,143	157,087
Other intangible assets, net	49,794	31,140
Other assets	2,736	3,962

Total assets	$640,148	$791,697

Liabilities and Shareholders’ Equity:

Accounts payable	$21,945	$19,699
Accrued expenses	29,971	29,766
Current portion long-term debt	9,375	—

Total current liabilities	61,291	49,465

Long-term debt	186,875	—
Other long-term liabilities	61,852	57,594

Total long-term liabilities	248,727	57,594

Shareholders’ equity	330,130	684,638

Total liabilities and shareholders’ equity	$640,148	$791,697